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Exhibit 10.2

        CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.R.F §§ 200.80(B)4 AND 240.24B-2

Elan License Agreement
Execution Copy (V9)
24 October 2002

AMENDED AND RESTATED
LICENSE AGREEMENT

BY AND BETWEEN

ORASENSE LTD
A Bermuda Limited Company

ISIS PHARMACEUTICALS, INC
A Delaware Corporation

AND

ELAN CORPORATION, PLC
A Public Irish Company

October 24, 2002

TABLE OF CONTENTS

CLAUSE	HEADING	PAGE
1	DEFINITIONS; INTERPRETATION	3
2	GRANT OF RIGHTS	7
3	SUBLICENSES	8
4	DEVELOPMENT OF ROYALTY PRODUCT	8
5	REGULATORY APPROVALS	9
6	FINANCIAL PROVISIONS	9
7	CONFIDENTIAL INFORMATION	11
8	WARRANTIES AND INDEMNITIES	12
9	INTELLECTUAL PROPERTY OWNERSHIP RIGHTS	15
10	RIGHTS EXPLOITATION OUTSIDE THE FIELD	16
11	NON-COMPETITION	16
12	TERM AND TERMINATION OF AGREEMENT	16
13	FORCE MAJEURE	18
14	SETTLEMENT OF DISPUTES; GOVERNING LAW	18
15	ASSIGNMENT	18
16	NOTICES	19
17	MISCELLANEOUS CLAUSES	20

        AMENDED AND RESTATED LICENSE AGREEMENT made this 24th day of October, 2002 among Elan Corporation, plc, Orasense Ltd. a Bermuda limited company, and Isis Pharmaceuticals, Inc., a Delaware corporation.

RECITALS:

        A.    Contemporaneously herewith, Elan, EIS, Orasense and Isis (capitalized terms used herein are defined below) are entering into the Development Agreement for the purpose of amending, restating and recording the terms and conditions of a joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with Orasense.

        B.    Elan is beneficially entitled to the use of certain know-how and certain patents that have been granted or are pending in relation to the development and production of various drug delivery technologies and drug products.

        C.    Orasense desires to enter into this Agreement with Elan so as to permit Orasense to utilize the Elan Intellectual Property in the research, development, manufacture, distribution and sale of Products in the Field and in the Territory.

        D.    Orasense and Elan entered into that certain License Agreement (the "Original License Agreement") dated April 20, 1999 (the "Original Effective Date"). The Parties now wish to amend, restate and supercede the Original License Agreement with this Agreement.

        NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.
DEFINITIONS; INTERPRETATION

        A.    Definitions.    In this Agreement, the following definitions shall apply:

        1.1.    "Affiliate" shall mean, with respect to Isis or Elan, any corporation or entity other than Orasense (and entities controlled by it) controlling, controlled or under the common control of Isis or Elan, as the case may be, and, with respect to Orasense, any corporation or entity under control of Orasense, but excluding, in the case of Elan, an Elan JV. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

        1.2.    "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto);

        1.3.    "cGCP", "cGLP" and "cGMP" shall mean current Good Clinical Practices, current Good Laboratory Practices and current Good Manufacturing Practices respectively;

        1.4.    "Commercialization" shall mean the manufacture, promotion, distribution, marketing and sale of the Products;

        1.5.    "Control" shall mean the ability of a Party to grant a license or sublicense as contemplated herein without having to obtain the prior consent of any third party or having to amend any agreement between such Party and a third party;

        1.6.    "Cost of Living Increase" shall mean, with respect to any year of the Term, any increase in the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, All Urban Consumers, United States City Average, All Items (1982-84=100);

        1.7.    "Development Agreement" shall mean the Amended and Restated Joint Development and Operating Agreement of even date entered into among Elan, Isis, EIS and Orasense;

        1.8.    "Development Candidate" shall mean ISIS 104838, [***] of TNF-a, as more specifically detailed in Exhibit A hereto;

        1.9.    "Development Product" shall mean any product containing as an active ingredient the Development Candidate formulated using the Oral Platform for humans;

        1.10.  "Effective Date" shall mean the date of execution and delivery of this Agreement;

        1.11.  "EIS" shall mean Elan International Services, Ltd., a Bermuda limited company;

        1.12.  "Elan" shall mean Elan Corporation, plc, a public limited company incorporated under the laws of Ireland, its, successors and permitted assigns;

        1.13.  "Elan Intellectual Property" shall mean (a) the Patents set forth in Schedule 1 hereof; and (b) Know-How Controlled by Elan that is necessary to practice within the Field. For the avoidance of doubt, Elan Intellectual Property shall not [***]

        1.14.  "Elan JV" shall mean an entity that Elan and a third party (i) establish or have established; (ii) take shareholdings in or have a right to take shareholdings in; and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance;

        1.15.  "Elan License" shall have the meaning set forth in Clause 2.1;

        1.16.  "Elan License Agreement" shall mean this Agreement;

        1.17.  "FDA" shall mean the United States Food and Drug Administration or any successors or agency the approval of which is necessary to market a product in the United States of America;

        1.18.  "Field" shall mean the research, development and Commercialization of the Oral Platform for use with Oligonucleotide Drugs;

        1.19.  "Full Time Equivalent Rate" shall mean, for services proposed to be rendered by Elan, [***]

        1.20.  "Independent Third Party" shall mean any person other than Orasense, Elan, Isis or any of their respective Affiliates;

        1.21.  "Isis" shall mean Isis Pharmaceuticals, Inc., a Delaware corporation, its successors and permitted assigns;

        1.22.  "Isis Delivery Technology" shall have the meaning set forth in the Isis License Agreement;

        1.23.  "Isis Development Candidate Technology" shall have the meaning set forth in the Isis License Agreement;

        1.24.  "Isis Intellectual Property" shall have the meaning set forth in the Isis License Agreement.

        1.25.  "Isis License" shall have the meaning set forth in the Isis License Agreement

        1.26.  "Isis License Agreement" shall mean that certain amended and restated license agreement between Isis, Orasense and Elan of even date herewith;

        1.27.  "Know-How" shall mean any and all rights to any discovery, invention (whether or not patentable), know-how, substances, data, techniques, processes, systems, formulations and designs, which is not generally known to the public;

        1.28.  "Label", "Labeled" or "Labeling" shall mean all labels and other written, printed or graphic matter upon (i) the Product or any container or wrapper utilized with the Product, or (ii) any written material accompanying the Product, including, without limitation, package inserts;

        1.29.  "Licensed Technologies" shall mean the Elan Intellectual Property and the Isis Intellectual Property;

        1.30.  "Licenses" shall mean the Elan License and the Isis License;

        1.31.  "Lien" shall mean any and all liens, security interests, restrictions, claims, encumbrances or rights of third parties of every kind and nature;

        1.32.  "Management Committee" shall have the meaning given to such term in the Development Agreement;

        1.33.  "Marketing Authorization" shall mean any and all consents or other authorizations or approvals required from a Regulatory Authority or other governmental authority to Commercialize a pharmaceutical product in a country in the Territory;

        1.34.  "Net Sales" shall mean, [***]

        1.35.  "Oligonucleotide Drug" shall mean any single stranded [***] at physiological pH oligonucleotide including those [***] used as a human therapeutic and/or prophylactic compound containing between [***] nucleotides and/or nucleosides including oligonucleotide analogs which may include [***]. For purposes of this agreement, Oligonucleotide Drug shall specifically exclude oligonucleotides used [***] oligonucleotides used as [***] an oligonucleotide, oligonucleotides used as [***] or oligonucleotides used as [***];

        1.36.  "Oral Platform" shall mean formulation and excipient systems and technologies [***] which use [***] to develop dosage forms of drugs and deliver said dosage forms to the [***] to achieve a local or systemic therapeutic effect;

        1.37.  "Orasense" shall mean Orasense, Ltd., a Bermuda limited company, its successors and permitted assigns;

        1.38.  "Orasense Collaboration Intellectual Property" shall mean (a) Know-How Controlled by Orasense through the end of the Research Term, (b) Patents Controlled by Orasense claiming inventions made on or before the end of the Research Term, and/or (c) inventions and Patents issued thereon developed by Orasense, Isis and/or Elan on behalf of Orasense (or any third party under contract with Orasense, Isis and/or Elan) or otherwise under the Original Research Plan or the Research Plan. Schedule 2 to this Agreement shall contain, by way of illustration but not limitation, examples of Orasense Collaboration Intellectual Property. At the end of the Research Term, the Parties shall amend Schedule 2, as may be necessary. For the avoidance of doubt, Orasense Collaboration Intellectual Property does not include any Patents and Know-How Controlled by Elan or Isis, as the case may be.

        1.39.  "Orasense Intellectual Property" shall mean Orasense Collaboration Intellectual Property and Orasense Post Collaboration Intellectual Property;

        1.40.  "Orasense Post-Collaboration Intellectual Property" shall mean (a) Know-How Controlled by Orasense after the end of the Research Term, (b) Patents Controlled by Orasense claiming inventions made after the end of the Research Term, and/or (c) inventions and Patents issued thereon made by Isis on Orasense's behalf after a Failure to Fund. For the avoidance of doubt, Orasense Post-Collaboration Intellectual Property does not include any Patents and Know-How Controlled by Elan or Isis, as the case may be;

        1.41.  "Original Research Plan" means the Research and Development Program under that certain Subscription, Joint Development and Operating Agreement between Elan, EIS, Isis and Orasense dated April 20, 1999;

        1.42.  "Package", "Packaged" and "Packaging" shall mean all primary and secondary packaging components, including, without limitation, cartons, partitions, shippers or any other like matter used in packaging the Product;

        1.43.  "Parties" shall mean Elan, Isis and Orasense and "Party" shall mean Elan, Isis or Orasense;

        1.44.  "Patents" shall mean any and all patents and patent applications under the Control of a Party hereto. Patents shall also include all extensions, continuations, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder;

        1.45.  "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature;

        1.46.  "Primary Royalty Product" shall mean [***]

        1.47.  "Product" shall mean any drug under development or developed by or on behalf of Orasense made or formulated using the Isis Delivery Technology, the Elan Intellectual Property and/or the Orasense Intellectual Property for administration to humans;

        1.48.  "Regulatory Application" shall mean a regulatory application or other application (including any supplements or amendments thereto) required to be filed or filed with a Regulatory Authority in a country in connection with the Commercialization of a pharmaceutical product in such country.

        1.49.  "Regulatory Authority" shall mean any regulatory authority outside the United States of America, the approval of which is necessary to market a Product;

        1.50.  "Research Plan" shall have the meaning set forth in the Development Agreement;

        1.51.  "Research Term" shall mean the period commencing on [***] and continuing through [***], and any extension thereto by the mutual agreement of Isis and Elan;

        1.52.  "Royalty Payment" shall mean a royalty payment made pursuant to Section 6.1.1(b);

        1.53.  "Royalty Product" means a Primary Royalty Product and/or a Secondary Royalty Product, as the case may be.

        1.54.  "Secondary Royalty Product" shall mean [***]

        1.55.  "Term" shall have the meaning set forth in Clause 12 below;

        1.56.  "Territory" shall mean all the countries of the world;

        1.57.  "United States Dollar" and "US$" shall mean the lawful currency for the time being of the United States of America;

        B.    Interpretation.    In this Agreement the following shall apply:

        (1)  The singular includes the plural and vice versa, the masculine includes the feminine and vice versa.

        (2)  Any reference to a Clause or Schedule shall, unless otherwise specifically provided, be to a Clause or Schedule of this Agreement.

        (3)  The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.
GRANT OF RIGHTS.

        2.1.    Subject to the terms and conditions contained herein and, in consideration of the payments specified under Clause 6.1, Elan hereby grants to Orasense for the Term a non-exclusive license, including the limited right to grant sublicenses pursuant to Clause 3 hereof, in the Field in the Territory to the Elan Intellectual Property to research, develop, make and have made, offer for sale, sell, import and export the Products (including Royalty Products) and the Oral Platform in the Field, subject to any contractual obligations of Elan to Independent Third Parties as of the Effective Date and, unless prohibited by the paragraph below titled Non Competition, contractual obligations to Independent Third Parties that Elan may enter into after the Effective Date (the "Elan License").

        2.2.    If Isis or Orasense reasonably believes that a Patent Controlled by Elan is necessary to practice in the Field and should be included in the Elan License, then Isis or Orasense, as the case may be, shall send a written request to Elan (with a sufficiently detailed explanation) to amend Schedule 1 so as to include such Patent in the Elan License. Elan agrees to consider such request in good faith and to promptly respond to Isis or Orasense, as the case may be. If Elan determines that the Patent Controlled by Elan is necessary to practice in the Field, then Elan, Orasense and Isis, as the case may be, shall, subject to any contractual obligations of Elan or rights of third parties in existence as of the Effective Date or at any time hereafter, amend Schedule 1 to include such Patent.

        2.3.    In the event, the Elan License granted to Orasense hereunder is restricted or limited by any contractual obligations of Elan or rights of any Independent Third Parties (a) at any time after the Effective Date or (b) as a result of a breach of the noncompetition provision under Clause 11 of the Original License Agreement, Elan shall use reasonable commercial efforts to exclude or, where applicable, to minimize any such restriction or limitation. Except as expressly provided herein, all proprietary rights and rights of ownership with respect to the Elan Intellectual Property shall at all times remain solely with Elan. For the avoidance of doubt, Elan shall not have any obligations to exclude or minimize any restrictions or limitations under any agreement between an Independent Third Party and Elan entered into prior to the Effective Date, unless such restrictions or limitations arise in connection with a breach by Elan of the noncompetition provision under Clause 11 of the Original License Agreement.

        To the extent royalty or other compensation obligations to Independent Third Parties that are payable with respect to Elan Intellectual Property would be triggered by the use or proposed use of Elan Intellectual Property by Orasense, its Affiliates and/or sublicensees, Elan will inform Orasense and Isis of such royalty or compensation obligation. If Orasense decides to utilize the Elan Intellectual Property, then Orasense will be responsible for the payment of such royalty or other compensation obligations relating thereto.

        2.4.    Notwithstanding anything contained in this Agreement to the contrary, Elan shall have the right, and subject to the paragraph below titled Non-Competition, to fully exploit and grant licenses and sublicenses with respect to the Elan Intellectual Property. Elan's rights to exploit and grant licenses referred to in the immediately preceding sentence shall include, without limitation, the right to research, develop, license and Commercialize products.

        2.5.    Orasense shall not be permitted to (a) encumber any of its rights under the Elan License, except pursuant to Clause 3 below; (b)  assign any of its rights under the Elan License or this Agreement, except pursuant to Clause 15 below; and/or (c) subject to Clause 3 below, sublicense any of its rights under the Elan License.

        2.6.    Orasense will use its reasonable commercial endeavors to exploit the Elan Intellectual Property, the Isis Intellectual Property and Orasense Collaboration Intellectual Property in accordance with this Agreement. Orasense shall employ diligent efforts to research, develop, register, and Commercialize the Product in the Territory.

        2.7.    Orasense and its sublicensees, if any, shall be solely responsible for ensuring that the research, development, manufacture and Commercialization of the Products within each country of the Territory is strictly in accordance with all legal, regulatory requirements and applicable laws for each country of the Territory.

        2.8.    When Packaged, and to the extent permitted by law, a Label shall include an acknowledgement that the Product is made under license from Elan. Such acknowledgement shall take into consideration all regulatory requirements and applicable laws in each country of the Territory and Orasense's reasonable commercial requirements. Orasense shall wherever possible give due acknowledgement and recognition to Elan in all printed promotional and other material regarding the Product such as stating that the Product is under license from Elan and that the applicable Elan Intellectual Property has been applied to the Products. Orasense shall consult with and obtain the written approval of Elan as to the format and content of any promotional and other material insofar as it relates to a description of, or other reference to, the application of the Elan Intellectual Property, such approval not to be unreasonably withheld or delayed. The further consent of Elan shall not be required where the format and content of such materials is substantively similar as the materials previously furnished to and approved in writing by Elan.

3.
SUBLICENSES

        3.1.  Orasense shall not sublicense any of its rights in or to the Elan Intellectual Property without the prior written consent of Elan, which consent may be withheld by Elan in its sole discretion; provided, however, that if such a sublicense is in connection with a bona fide drug development or Commercialization agreement ("Sublicense Agreement"), Orasense may so sublicense all or any part of its rights in and to the Elan Intellectual Property without Elan's consent, subject to the following terms and conditions:

          3.1.1.  Orasense will inform Elan of the identity of any sublicensee under a Sublicense Agreement and the nature of such Sublicense Agreement within 60 days of the execution of such Sublicense Agreement;

          3.1.2.  any Sublicense Agreement shall require such sublicensee to maintain the confidentiality of all information concerning the Elan Intellectual Property, such confidentiality obligations to be no less onerous than as set forth in Clause 7 hereof

          3.1.3.  Orasense shall remain responsible for all acts and omissions of any sub-licensee, as if they were acts and omissions by Orasense; and

          3.1.4.  the rights of any sublicensee (other than Isis) under any permitted Sublicense Agreement in and to the Elan Intellectual Property shall survive the termination of this Agreement; provided, however, that (i) such sublicense was granted in accordance with this Agreement; and (ii) nothing contained in this Agreement shall prohibit or restrict Elan from assigning or transferring to a third party or otherwise disposing of any of the Elan Intellectual Property in accordance with Clause 15 below.

4.
DEVELOPMENT OF ROYALTY PRODUCT

        4.1.  Orasense shall, and shall cause its sublicensees to, diligently pursue the research and development of the Elan Intellectual Property, Isis Intellectual Property and Orasense Collaboration Intellectual Property and shall use its, and shall cause its sublicensees to use their, commercially reasonable efforts to Commercialize a Royalty Product.

        4.2.  At the request of Elan, the Parties will meet, not to exceed two times per year, to exchange [***]

5.
REGULATORY APPROVALS

        5.1.  Orasense shall, or shall cause its sublicensees, at its or its sublicensees' sole cost and expense, to file and shall use its reasonable best efforts to prosecute to approval or cause its sublicensees to prosecute to approval, the Marketing Authorizations for the Products in the Territory. During any Marketing Authorization registration procedure, Orasense shall keep Elan promptly and fully advised of Orasense's registration activities, progress and procedures with respect to the Elan Intellectual Property and/or Orasense Collaboration Intellectual Property. Orasense shall, and shall cause its sublicensees to, inform Elan of any writings, dealings and other communications that Orasense and its sublicensees have with the FDA and any other Regulatory Authority with respect to the information covered by Section 4.2 above. The Parties shall collaborate in relation to obtaining any required approvals, including Regulatory Approval of any Regulatory Authority in each country in which Commercialization of any Royalty Product is sought for final Labeling.

        5.2.  Subject to agreement to the contrary, any and all Marketing Authorizations filed hereunder for Products shall, to the extent owned by Orasense, remain the property of Orasense, provided that Orasense shall allow Elan access thereto to enable Elan to research, develop and Commercialize any product outside the Field. Orasense shall maintain or cause its sublicensees to maintain such Marketing Authorizations at its or their own cost and expense.

        5.3.  Orasense and Isis shall indemnify and hold harmless Elan, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which Elan, its agents, and employees may become subject related to or arising out of Orasense's bad faith, negligence or intentional misconduct in connection with the filing or maintenance of the Marketing Authorizations.

6.
FINANCIAL PROVISIONS

        6.1  In consideration of the license to the Patents licensed to Orasense by Elan under the Elan License, Orasense shall pay to Elan, the following amounts:

          6.1.1  Product Fees and Royalties. Payments to Elan with respect to services rendered in connection with the Development Product and/or the Oral Platform shall be paid as provided in Clause (a); and (ii) net proceeds derived by Orasense, its Affiliates or sublicensees from Products, shall be allocated as set forth under Clauses (b) and (c).

              (a)    Development Work.    Research and development work performed during the Research Term pursuant to the Research Plan contracted by Orasense to Elan shall be payable by Orasense to Elan based on fully burdened actual costs at Elan's Full Time Equivalent Rate, with annual Cost of Living Increases;

              (b)    Primary Product Royalties.    Orasense will pay Elan a royalty on (i) any [***] in connection with a Primary Royalty Product, including [***] thereof; and (ii) the [***] of any Primary Royalty Product. Such royalty will equal [***] No royalties will be due on [***] and

              (c)    Secondary Product Royalties.    Orasense will pay Elan a royalty on (i) any [***] in connection with a Secondary Royalty Product, including [***] thereof; and (ii) the [***] of any Secondary Royalty Product. Such royalty will equal [***] provided, however, that Elan will not be entitled to any royalties in the event a Secondary Royalty Product (x) utilizes Know-How Controlled by [***]; (y) does not utilize any Know-How Controlled by [***] and (z) is administered to humans [***] No royalties will be due on [***] with respect to a Secondary Royalty Product.

        6.2  Payments pursuant to Clauses 6.1.1 above, if any, shall be made semi annually in arrears within [***] days after the expiry of the applicable period. The method of payment shall be by wire transfer to an account specified by Elan and shall be nonrefundable to Orasense. Each payment made to Elan shall be accompanied by a true accounting of all Royalty Products sold by Orasense, its Affiliates and its permitted sublicensees, if any, during such quarter. Such accounting shall show, on a country-by-country and Royalty Product-by-Royalty Product basis, Net Sales, royalties and/or milestones received by Orasense (and the calculation thereof) and each calculation of royalties with respect thereto, including the calculation of all adjustments and currency conversions.

        6.3  Orasense shall maintain and keep clear, detailed, complete, accurate and separate records for a period of [***] years following the completion of such records so: (i) as to enable any royalties which shall have accrued hereunder to be determined; and (ii) that any deductions made in arriving at the Net Sales can be determined.

        6.4  All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of any Royalty Product, royalties or milestones received by Orasense with respect to any Royalty Product for each calendar quarter made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the average exchange rate in effect for such quarter for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment, determined by averaging the rates so quoted on each business day of such quarter.

        6.5  If Orasense claims in good faith that one or more of its devices, products, parts or components thereof, compounds and/or drug products is not a Royalty Product, then Orasense shall within sixty (60) days of the date of receipt of any milestone payment or first commercial launch of any such devices, products, parts, or components thereof, or compounds notify Elan in writing and establish same to Elan's reasonable satisfaction.

        6.6  If, at any time, legal restrictions in the Territory prevent the prompt payment when due of royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of reimbursing Elan the amount of such royalties. In the event that Orasense is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Elan's account in a bank acceptable to Elan in the country the currency of which is involved or as otherwise agreed by the Parties.

        6.7  Elan and Orasense agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

        6.8  Any taxes payable by Elan on any payment made to Elan pursuant to this Agreement shall be for the account of Elan. If so required by applicable law, any payment made pursuant to this Agreement shall be made by Orasense after deduction of the appropriate withholding tax, in which event the Parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Orasense shall forthwith procure that the amount so withheld is paid to Elan.

        6.9  Orasense shall, not more than [***] in each calendar year, permit Elan or its duly authorized representatives upon reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Orasense and any other book, record, voucher, receipt or invoice relating to the calculation of the Royalty Payments submitted to Elan. Any such inspection of Orasense's records shall be at the expense of Elan, except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to Elan hereunder in any calendar quarter of [***] or more of the amount of any royalty actually due to Elan hereunder, then the expense of such inspection shall be borne solely by Orasense. Any amount of deficiency shall be paid promptly to Elan by Orasense. If such inspection reveals a surplus in the amount of royalties actually paid to Elan by Orasense, Elan shall reimburse Orasense the surplus within fifteen (15) days after determination.

        6.10 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be subject to resolution in accordance with Clause 24.9 of the Development Agreement, which is incorporated by reference and shall for such purposes survive termination of the Development Agreement.

7.
CONFIDENTIAL INFORMATION

        7.1.  The Parties acknowledge that it may be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, Patents, inventions, works of authorship, trade secrets, specifications, designs, data, Know-How and other information relating to the Field, the Products, Elan Intellectual Property, Isis Intellectual Property and Orasense Intellectual Property, as the case may be, processes, services and business of the disclosing Party. The foregoing shall be referred to collectively as "Confidential Information". Any Confidential Information revealed by a Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the Development Agreement and for no other purpose.

        7.2.  Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care, but in no event less than a reasonable degree, and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own proprietary and confidential information. Each Party agrees that it will, upon request of a Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by, such Party.

        7.3.  Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-license or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the recipient of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information.

        7.4.  Any breach of this Clause 7 by any of the Persons informed by one of the Parties is considered a breach by the Party itself.

        7.5.  Confidential Information shall not be deemed to include:

          7.5.1.  information that is generally available to the public;

          7.5.2.  information which is made public by the disclosing Party;

          7.5.3.  information which is independently developed by a Party as evidenced by such Party's written records, without the aid, application or use of the disclosing Party's Confidential Information;

          7.5.4.  information that is published or otherwise becomes part of the public domain without any disclosure by a Party, or on the part of a Party's directors, officers, agents, representatives or employees;

          7.5.5.  information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis;

          7.5.6.  information which the receiving Party is required to disclose pursuant to:

            7.5.6.1.  a valid order of a court or other governmental body or any political subdivision thereof or otherwise required by law; or

            7.5.6.2.  any other requirement of law;

        provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required;

          7.5.7.  information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its written records, provided such information was not previously provided to the receiving Party from a source which was under an obligation to keep such information confidential; or

          7.5.8.  information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

        7.6.  The provisions relating to confidentiality in this Clause 7 shall remain in effect during the term of this Agreement, and for a period of [***] years following the expiration or earlier termination of this Agreement but shall not apply to any information which a Party is required to file or otherwise disclose in accordance with requirements which are legally binding on it.

        7.7.  The Parties agree that the obligations of this Clause 7 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 7, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

        7.8.  Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) and the Development Agreement to a potential third party purchaser in connection with the sale of such Party's business or assets, including without limitation, in the case of Elan, the sale of the Elan Intellectual Property; provided that the relevant third party purchaser or assignee has entered into a confidentiality agreement on terms no less protective than the terms of this Clause 7.

8.
WARRANTIES AND INDEMNITIES

        8.1  Elan represents and warrants to Orasense as of the Original Effective Date that:

          8.1.1  Elan is a corporation duly organized under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby;

          8.1.2  Elan has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action of Elan. This Agreement is the valid and binding obligation of Elan, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance;

          8.1.3  the execution, delivery and performance by Elan of this Agreement will not: (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to Elan or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Elan or any of its properties or assets; or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of Elan to which Elan is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have an adverse material effect on the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), or prospects of Elan;

          8.1.4  to Elan's best knowledge, except as set forth on Schedule 3 hereto, (i) Elan has the right to grant the Elan License, (ii) there are no agreements between Elan and any third parties that conflict with the Elan License which would have a material adverse effect on the ability of Orasense to conduct its business as presently proposed to be conducted, (iii) Elan is the owner or licensee of all rights, title and interest in the Elan Intellectual Property; and (v) [***]

        8.2  Orasense represents and warrants to Elan as of the Original Effective Date that:

          8.2.1  Orasense is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Orasense), and Orasense is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

          8.2.2  Orasense has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered and constitutes the legal and valid obligations of Orasense and is enforceable against Orasense in accordance with its terms; and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or result in a default under or creation of lien or encumbrance under Orasense's certificate of incorporation, by-laws or other organizational documents, any material agreement or instrument binding upon or affecting Orasense, or its properties or assets or any applicable laws, rules, regulations or orders affecting Orasense or its properties or assets;

          8.2.3  Orasense is not in default of its charter or by-laws, any applicable laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation;

          8.2.4  Orasense represents and warrants to Elan that the execution of this Agreement by Orasense and the full performance and enjoyment of the rights of Orasense under this Agreement will not breach the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between Orasense and any third party;

          8.2.5  Orasense represents and warrants to and covenants with Elan that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Elan and that it has not granted and will not grant any option, license, right or interest in or to the Elan Intellectual Property, the Orasense Collaboration Intellectual Property, or other property to any third party which would conflict with the rights granted by this Agreement;

          8.2.6  the Products shall be developed, manufactured, transported, stored, handled, Packaged, marketed, promoted, distributed, offered for sale, sold and otherwise Commercialized in accordance with all regulations and requirements of the FDA and foreign governmental authorities having jurisdiction in such country or countries in the Territory including, without limitation, cGCP, cGLP, cGMP regulations.

          8.2.7  the Products shall not be adulterated or misbranded as defined by the Federal Food, Drug and Cosmetic Act (or applicable foreign law) and shall not be a product which would violate any section of such Act if introduced in interstate commerce;

          8.2.8  it is fully cognizant of all applicable statutes, ordinances and regulations of the United States of America and countries in the Territory with respect to the manufacture of the Products including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder and similar statutes in countries outside of the United States. Orasense shall manufacture or procure the manufacture of the Products in conformity with the Marketing Authorizations and in a manner which fully complies with all United States of America and foreign statutes, ordinances, regulations and practices.

        8.3  In addition to any other indemnifications provided for herein, Elan shall indemnify and hold harmless Orasense and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Orasense arising out of or in connection with any (a) breach of any representation, covenant, warranty or obligation by Elan hereunder, or (b) any act or omission on the part of Elan or any of its agents or employees in the performance of this Agreement.

        8.4  In addition to any other indemnifications provided for herein, Orasense and Isis and any of their respective sublicensees shall indemnify and hold harmless Elan and its Affiliates, and each of Elan's and its Affiliates' respective employees, agents, partners, officers and directors (each an "Indemnified Party") from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by an Indemnified Party arising out of or in connection with any (a) breach of any representation, covenant, warranty or obligation by Orasense or its sublicensees hereunder, or (b) any act or omission on the part of Orasense, Isis or any of their respective sublicensees in connection with the research, development, manufacture and/or Commercialization of any Product hereunder, including without limitation, with respect to the conduct of any clinical trials and death or injury to any person.

        8.5  Orasense and Isis shall each obtain prior to conducting any clinical trial in respect of the Product appropriate comprehensive general liability insurance and/or other insurance coverage (the "Policies"), and shall each maintain such Policies during such clinical trials and for a period of five years thereafter. Orasense and Isis shall furnish Elan with copies of all Policies that it holds in respect of such clinical trials.

        8.6  Any Party seeking an indemnity hereunder shall:

          8.6.1  fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

          8.6.2  permit the indemnifying Party to take full care and control of such claim or proceeding;

          8.6.3  cooperate in the investigation and defense of such claim or proceeding;

          8.6.4  not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and

          8.6.5  take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

        8.7  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER ELAN NOR ORASENSE SHALL BE LIABLE TO THE OTHER PARTY, BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE) AND WHETHER OCCASIONED BY THE APPLICABLE PARTY'S NEGLIGENCE OR OF ITS EMPLOYEES OR AGENTS OR OTHERWISE.

        8.8  EXCEPT AS SET FORTH IN THIS CLAUSE 8, ELAN IS GRANTING THE ELAN LICENSE HEREUNDER ON AN "AS IS" BASIS WITHOUT RECOURSE, REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

9
INTELLECTUAL PROPERTY OWNERSHIP RIGHTS

        9.1  Title and all other ownership rights, including patent rights, relating to the Elan Intellectual Property shall belong to Elan.

        9.2  Each Party shall own the legal and equitable title to any invention invented by such Party that is not Orasense Intellectual Property.

        9.3  Orasense shall permanently mark or otherwise use reasonable efforts to cause any third party to permanently mark all Products and/or the Packaging therefor with such license or patent notices to comply with the applicable laws of each country of sale of the Territory or otherwise to generally communicate the existence of any of Patents under the Elan Intellectual Property for the countries of the Territory and in such manner as Elan may reasonably request in writing following receipt of written notice by Orasense of its intent to Commercialize a Product.

        9.4  Elan shall have the sole and exclusive right to (i) secure any Patents under the Elan Intellectual Property; (ii) defend all Patents under the Elan Intellectual Property against third party oppositions; and (iii) maintain in force any material issued letters patent within the Patents under the Elan Intellectual Property. Elan shall have the sole right, in its discretion, to control such filing, prosecution, defense and maintenance of any Patents under the Elan Intellectual Property.

        9.5  In the event that Elan informs Orasense and Isis that it does not intend to file patent applications on patentable inventions and discoveries within the Elan Intellectual Property that relate to the Field in one or more countries in the Territory or fails to file such an application within a reasonable period of time, Orasense shall have the option at its expense to file and prosecute such patent application(s) in the joint names of Orasense and Elan unless Elan believes that the prosecution and maintenance of any such Patent may be harmful to Elan's or its Affiliates' general patent strategy, business objectives, or is illegal or without adequate foundation. Subject to the preceding sentence, Elan shall reasonably cooperate with Orasense at Orasense's sole cost and expense and shall execute such documents as are reasonably necessary to continue the prosecution and maintenance of such patent application.

        9.6  Orasense, Isis and Elan shall promptly inform each other in writing of any alleged infringement of any patents within the Patents within the Elan Intellectual Property and the Orasense Intellectual Property or any alleged misappropriation of trade secrets within the Elan Intellectual

Property or the Orasense Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such infringement or misappropriation insofar as such infringements or misappropriation relate solely to the Field.

        9.7  Orasense shall have the right to prosecute at its own expense and for its own benefit any infringements of the Patents within the Elan Intellectual Property or misappropriation of the Elan Intellectual Property, insofar as such infringements or misappropriation relate solely to the Field. In the event that Orasense takes such action, Orasense shall do so at its own cost and expense. At Orasense's request, Elan shall cooperate with such action. Any recovery in relation to such infringement proceeding shall belong to Orasense. Should Orasense decide not to pursue such infringers, within a reasonable period but in any event within [***] days after receiving written notice of such alleged infringement or misappropriation Elan may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at Elan's request, Orasense shall cooperate with such action. Alternatively, Orasense and Elan may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the infringement of the Patents within the Elan Intellectual Property affects both the Field as well as other products being developed or commercialized by Elan or its commercial partners outside the Field, Orasense and Elan shall endeavor to agree as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

10
RIGHTS EXPLOITATION OUTSIDE THE FIELD

        10.1    Licenses to Orasense Collaboration Intellectual Property.    Subject to the Non-Competition provisions in Clause 11 hereof, Orasense hereby grants to Elan a royalty free and fully sublicensable [***] license with Isis [***] in the Territory, to practice Orasense Collaboration Intellectual Property, such license to expire, on a country-by-country and Product-by-Product basis, upon the date of (i) the last to expire Patent under the Orasense Collaboration Intellectual Property; or (ii) [***] years from the first commercial sale of a product incorporating the Orasense Collaboration Intellectual Property, whichever is later.

        10.2 [***].

11
NON-COMPETITION

        During [***], Elan shall not develop or Commercialize, or assist in the development or Commercialization of an [***], except (a) for or on behalf of Orasense, or (b) with the prior written, unanimous consent of the Management Committee. During the Research Term and provided that Orasense is maintaining an active program for the development and Commercialization of the Development Candidate in the Field, Elan shall not develop or Commercialize or assist in the development for Commercialization of [***] Nothing contained herein shall be construed as (i) limiting the activities of an existing third party licensee of Elan from developing Oligonucleotide Drugs utilizing Elan Intellectual Property to the extent such rights have been previously granted by Elan, provided Elan does not provide any active support to any such activities in excess of its existing contractual obligations or (ii) prohibiting Elan from licensing Elan Intellectual Property to an Independent Third Party or limiting the activities of any such future Independent Third Party licensee of Elan from developing [***] utilizing Elan Intellectual Property [***].

12
TERM AND TERMINATION OF AGREEMENT

        12.1 The term of this Agreement and the term of the Licenses granted hereunder with respect to a Product utilizing or based on the Licensed Technologies shall commence as of the Effective Date and continue, on a Product-by-Product basis and country by country basis, for the life of the Patent rights upon which such Product is based on or utilizes in such country (the "Term"); provided, however, that all royalty and fee obligations contained herein shall survive for the greater of (i) the Term or (ii) [***] years from the first commercial sale of such Product.

        12.2 Nothing contained herein shall obligate or restrict any party from utilizing public, non-proprietary information which is not subject to the protection of applicable patent laws.

        12.3 If any Party breaches any material provision of this Agreement and if such breach is (i) not capable of being cured or (ii) is capable of being cured but is not [***] after the non-breaching Party gives written notice of the breach to the breaching Party, the non-breaching Party may terminate this Agreement immediately by giving notice of the termination to the breaching Party, effective on the date of the notice, provided, however, that (x) so long as the breaching Party takes substantial steps to cure the breach promptly after receiving notice of the breach from the non-breaching party and thereafter diligently prosecutes the cure to completion as soon as is practicable, the non-breaching Party may not terminate this Agreement so long as the breaching party is acting in good faith to rectify such breach, or (y) the default involves a good faith dispute regarding the amount of any required payment, provided any undisputed amount is timely paid, such default shall be stayed and the remainder may be withheld so long as the withholding Party is proceeding in good faith to resolve the dispute.

        12.4 In the event that the Isis License Agreement shall be terminated, at the sole option of Elan and upon written notice to Isis and Orasense, the Elan License shall be immediately terminated.

        12.5 Upon the occurrence of an Event of Bankruptcy with respect to Orasense, Isis or Elan, the other Party may, upon written notice to Isis and the Party with respect to which such Event of Bankruptcy has occurred, immediately terminate the Elan License. As used in this Clause 12.5, the term "Event of Bankruptcy" relating to either Orasense or Elan shall mean:

          12.5.1  the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of either Party of it or over all or a substantial part of its assets under the law of any applicable jurisdiction, including without limit, Bermuda, the United States of America or Ireland; or

          12.5.2  an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limit, Bermuda, the United States of America or Ireland (other than as part of a bona fide restructuring or reorganization), is filed, and is not discharged within [***] days, or if either Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of either Party are for any reason seized, confiscated or condemned.

        12.6 Upon exercise of those rights of termination as specified in Clause 12.1 to Clause 12.5 inclusive or elsewhere within this Agreement, this Agreement shall, subject to the other provisions of this Agreement, automatically terminate forthwith and be of no further legal force or effect.

        12.7 Upon expiration or termination of the Agreement:

          12.7.1  any sums that were due from Orasense to Elan under Clause 6, including without limitation on Net Sales, in the Territory or in such particular country or countries in the Territory (as the case may be) prior to the expiration or termination of this Agreement as set forth herein shall be paid in full within [***] days after the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory (as the case may be);

          12.7.2  any provisions clearly meant to survive termination or expiration of this Agreement, including without limitation Clause 7, shall remain in full force and effect;

          12.7.3  all representations, warranties and indemnities shall insofar as are appropriate remain in full force and effect;

          12.7.4  the rights of inspection and audit set out in Clause 12.6 shall continue in force for a period of [***]

          12.7.5  termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement;

          12.7.6  the Elan Intellectual Property and all rights, licenses and sublicenses granted by Elan in and pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory (as the case may be) and shall immediately revert to Elan. Following such expiration or termination, Orasense may not thereafter use in the Territory or in such particular country or countries in the Territory (as the case may be) (a) any valid and unexpired Patents in the Elan Intellectual Property and/or (b) any Elan Intellectual Property that remains confidential or otherwise proprietary to Elan. All rights to Orasense Intellectual Property will be transferred to and owned by Orasense. Rights of permitted Independent Third Party sublicensees in and to the Elan Intellectual Property shall survive the termination of the license and sublicense agreements granting said intellectual property rights to Orasense; and Orasense, Elan and Isis shall in good faith agree upon the form most advantageous to Isis and Elan in which the rights of the sublicensor under any such sublicenses are to be held (which form may include continuation of Orasense solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to both Elan and Isis). Any sublicense agreement between Orasense and such permitted sublicensee shall permit an assignment of rights by Orasense to Elan and shall contain additional reasonable confidentiality protections which an assignee shall reasonably require. Upon any such assignment, Isis and Elan shall enter into good faith negotiations with respect to additional reasonable confidentiality protections which either party shall reasonably require.

13
FORCE MAJEURE

        13.1 Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable; provided, however, that neither party hereunder shall be excused for delay in the performance of any of its payment obligations hereunder.

14
SETTLEMENT OF DISPUTES; GOVERNING LAW

        14.1 Any dispute between the Parties arising out of or relating to this Agreement will be subject to resolution in accordance with Clause 24.9 of the Development Agreement, which is incorporated by reference and shall for such purposes survive termination of the Development Agreement.

        14.2 This Agreement is construed under and ruled by the laws of the State of New York, without regard to the conflict of law principles.

15
ASSIGNMENT

        This Agreement may not be assigned by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, save that (i) either Party may assign this Agreement to its Affiliate without such consent, provided that such assignment does not have any adverse tax consequences on the other Party, and (ii)  Elan may assign its rights and obligations hereunder in connection with a sale of its business or sale of any of the Elan Intellectual Property licensed hereunder, whether by merger, sale of stock, sale of assets or otherwise. Elan and Orasense will discuss any assignment by either Party to an Affiliate prior to its implementation in order to avoid or reduce any additional tax liability to the other Party resulting solely from different tax law provisions applying after such assignment to an Affiliate. For the purpose hereof, an additional tax liability shall be deemed to have occurred if either Party would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits than such Party was subject to before the proposed assignment. Notwithstanding any assignment hereof to an Affiliate, each Party will remain fully liable hereunder.

16
NOTICES

        16.1 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telefaxed to the following addresses:

If to Orasense at:	Orasense Ltd. c/o Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad, California 92008
	Attention:	Ms. Lynne Parshall
	Telephone:	(760) 603-2460
	Telefax:	(760) 931-9639
If to Isis to:	Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad, California 92008
	Attention:	Ms Lynne Parshall
	Telephone:	(760) 603-2460
	Telefax:	(760) 931-9639
with a copy to:	Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad, CA 92008
	Attention:	Grantland E. Bryce
	Telephone:	760-603-2707
	Fax:	760-268-4922
If to Elan at:	Elan Corporation, plc C/o Elan International Services, Ltd. 102 St. James Court Flatts, Smiths FL04 Bermuda
	Attention:	Secretary
	Telephone:	441 292 9169
	Fax:	441 292 2224

  or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder.

        16.2 All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by confirmed telecopy to such Party as provided in this Clause or in accordance with the latest unrevoked direction from such Party given in accordance with this Clause 16.

17
MISCELLANEOUS CLAUSES

        17.1 No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

        17.2 If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto,

          17.2.1  such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree; and

          17.2.2  the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

        17.3 The Parties shall use their respective reasonable endeavors to ensure that the Parties and any necessary third party shall execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require by notice in writing to the other Party or such third party to carry the provisions of this Agreement.

        17.4 This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns and sublicensees.

        17.5 No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Development Agreement, the terms of this Agreement shall prevail.

        17.6 No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of each Party. Amendments hereto shall be subject to the prior approval of Elan, which approval shall not be unreasonably withheld or delayed.

        17.7 This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

        17.8 Each of the Parties undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

        17.9 Each of the Parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

        17.10 Nothing contained in this Agreement is intended or is to be construed to constitute Elan, Isis and Orasense as partners, or Isis as an employee of Orasense and Elan, or Orasense and Elan as an employee of Isis. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

	ELAN CORPORATION, PLC		ISIS PHARMACEUTICAL, INC.
By:	/s/ KEVIN INSLEY	By:	/s/ B. LYNNE PARSHALL
	Kevin Insley Name		B. Lynne Parshall Name

	Title Authorized Signatory		Title Executive VP, CFO, Director

	Date		Date
ORASENSE, LTD.
By:	/s/ E.C. (NED) JACKSON
E.C. (Ned) Jackson Name
Title
Date

SCHEDULE 1

ELAN PATENTS

        [***]

SCHEDULE 2

ORASENSE COLLABORATION INTELLECTUAL PROPERTY

        [***]

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AMENDED AND RESTATED LICENSE AGREEMENT BY AND BETWEEN ORASENSE LTD A Bermuda Limited Company ISIS PHARMACEUTICALS, INC A Delaware Corporation AND ELAN CORPORATION, PLC A Public Irish Company October 24, 2002